Exhibit 10.10
PRIVATE & CONFIDENTIAL

INDIVIDUAL EMPLOYMENT CONTRACT
Between PHILIP MORRIS PRODUCTS S.A.
And
Mr. Stefano Volpetti - Geneva, Switzerland                Lausanne, January 31, 2019

Dear Mr. Volpetti,

Following our discussions and subject to the approval of the Board of Directors and the Compensation and Leadership Development Committee ("Committee") of the Board of Directors of Philip Morris International Inc., the terms and conditions of your employment with Philip Morris Products S.A. (hereafter referred to as the "Company") will be as follows:

Position

You will be appointed Chief Marketing Officer, reporting to Mr. Andre Calantzopoulos, Chief Executive Officer PMI, and based in Lausanne, Switzerland.

Effective Date

This contract will be effective as of June 1, 2019 (the "Effective Date"), physically on June 3, 2019, for an indefinite period of time, provided that the background check that you authorize the Company to conduct does not reveal elements that could be incompatible with the proposed role and/or the Company's values.

Annual Base Salary

Your gross annual base salary, to be paid in 13 installments, will be Swiss Francs (CHF) 900'003.--, corresponding to your grade, which is 25.

The 13th installment will be pro-rated for the number of months worked, and paid to you in November.
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T: +41 (58) 242 00 00, F: +41 (58) 242 01 01

Sign-On Cash Award
You will receive a sign-on bonus amount of CHF 400'000.-- gross, payable in four equal installments.
•    The first installment, amount of CHF 100'000.-- gross, will be paid with your first salary payment, subject to social security deductions and taxes.
•    The second installment, amount of CHF 100'000.-- gross, will be paid, subject to your still being an employee of the Company or an affiliate of the Company on December 1, 2019, with your salary payment for December 2019, also subject to social security deductions and taxes.
•    The third installment, amount of CHF 100'000.-- gross, will be paid, subject to your still being an employee of the Company or an affiliate of the Company on June 1, 2020, with your salary payment for June 2020, also subject to social security deductions and taxes.
•    The fourth installment, amount of CHF 100'000.-- gross, will be paid, subject to your still being an employee of the Company or an affiliate of the Company on December 1, 2020, with your salary payment for December 2020, also subject to social security deductions and taxes.
Should you voluntarily cease to be employed by the Company or an affiliate of the Company for any reason or should the Company terminate your employment for valid reasons within the sense of Article 337 of the Swiss Code of Obligations ("CO"),
•    within 6 months of the Effective Date, you will be liable to repay the full amount of the first installment to the Company;
•    between 7 and 12 months of the Effective Date, you will be liable to repay the full amount of the second installment to the Company;
•    between 13 and 18 months of the Effective Date, you will be liable to repay the full amount of the third installment to the Company;
•    between 19 and 24 months of the Effective Date, you will be liable to repay the full amount of the fourth installment to the Company.
The Company may set-off the sign-on bonus to be repaid against any sums the Company may owe to you, including the salary within the limits permitted by applicable law.

Sign-On Stock Award
You will be granted Restricted Stock Units of Philip Morris International Inc. with a fair market value of CHF 720'000.-- on the later of (1) the date you start employment or (2) the date the Committee approves your stock award. The stock will vest generally three years from the date of the award and you will be entitled to receive dividend equivalents during the vesting period. The stock award will be subject to the terms of the current Performance Incentive Plan and the applicable Stock agreement.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T: +41 (58) 242 00 00, F: +41 (58) 242 01 01

Incentive Compensation Award Program

As a grade 25 employee, you will be eligible to participate in the Incentive Compensation ("IC") Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2017 Performance Incentive Plan (or any similar plan adopted by the Company from time to time). Each eligible employee has an annual IC award target that assumes a PMI company performance rating and an individual performance rating of 100.
As a grade 25 employee, for 2019 your target is 100% of your annual base salary. Targets are reviewed annually by the Company and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 1.

Stock Award Program
As a grade 25 employee, you will be eligible to participate in the Stock Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2017 Performance Incentive Plan (or any similar plan adopted by the Company from time to time). Each eligible employee has an annual stock award target that assumes an individual performance rating of 100.
As a grade 25 employee, for 2019 your target is 175% of your annual base salary. Targets are reviewed annually by the Company and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 2.
The Incentive Compensation and Stock Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award. Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets mentioned above. Targets may be amended at the discretion of the Company at any time without prior notice.
Vacation Days
Your vacation entitlement is 25 working days per calendar year. For every incomplete calendar year your entitlement will be calculated pro rata temporis.
In addition, the Company grants (i) two Floating Days per calendar year, that may be taken at any time during the year (these two days cannot be carried over to the following year), and (ii) two fixed days as company holidays in addition to the public holidays of the Canton de Vaud. It corresponds to the current Company practice, that the Company keeps the right to change at any time without notice or compensation.
Fidelity Premium
For each completed year of service, the Company pays a cumulative bonus of CHF 150.-- on each anniversary of the Effective Date, up to a maximum of CHF 3'000.-- for 20 years of service.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T: +41 (58) 242 00 00, F: +41 (58) 242 01 01

Termination of Employment
This contract shall be terminable in accordance with Swiss law. Each party may terminate the agreement for the end of a month by giving one month notice within the first year of employment, two months notice from the second to ninth year of employment or three months notice as of the tenth year of employment.
Should the Company unilaterally terminate your employment within 12 (twelve) months of the Effective Date (reference: end of employment date as notified by the employer) for a reason that is not (i) a valid reason within the sense of Article 337 of the Swiss Code of Obligations ("CO"), the Company shall offer you a lump sum severance payment covering (a) the base salary you would have received from the termination date until the end of the 12 month period following the Effective Date and (b) an amount in lieu of the prorated Incentive Compensation that you would have received through the end of the 12 month period, provided you shall execute the separation agreement proposed by the Company. In such a case, the period between the termination date and the end of the 12 month period following the Effective Date will serve as a worldwide non-compete period, compensated through the severance payment.
Should the Company unilaterally terminate your employment within 24 (twenty-four) months of the Effective Date (reference: end of employment date as notified by the employer) for a reason that is not (i) a valid reason within the sense of Article 337 of the Swiss Code of Obligations ("CO"), the Company shall offer you a lump sum severance payment covering (a) the base salary you would have received from the termination date until the end of the 24 month period following the Effective Date and (b) an amount in lieu of the Incentive Compensation that you would have received through the end of the 24 month period, provided you shall execute the separation agreement proposed by the Company. In such a case, the period between the termination date and the end of the 24 month period following the Effective Date will serve as a worldwide non-compete period, compensated through the severance payment.

Pension Fund
In accordance with the Swiss Federal Pension Law ("LPP"), you will become a member of the "Caisse de pension Philip Morris en Suisse" (the "Pension Fund"), providing old age, disability, and survivor's benefits. For further details, please refer to the Pension Fund regulations.
Your contribution to the Pension Fund will be deducted each month from your salary according to the current Pension Fund regulations.

Swiss Social Security Schemes (AVS/Al/APG/AC)
Contributions to the various Swiss Federal insurance schemes will be deducted from your compensation each month in accordance with the applicable Swiss laws.

Accident Insurance
In accordance with Swiss Federal Insurance Law (LAA). you are automatically covered for accident in the event of occupational or non-occupational accidents. This cover is paid for by the Company.
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T: +41 (58) 242 00 00, F: +41 (58) 242 01 01

Health Insurance
If you wish, you may join the Company group health insurance contract. Employees and their eligible dependents (spouse and dependent children up to age 18 or up to age 25 if full-time students or apprentices) can enroll into this group health insurance scheme. The Company bears a portion of the insurance premium cost. No Company contributions will be paid if you choose to arrange an individual cover outside the group scheme.

Salary Continuation in the Event of Sickness
In accordance with the regulations of the Company's insurer, 100% of the annual base salary is paid for up to 2 years from the first day you are unable to work. This cover is paid for by the Company without affecting the right of both parties to end the contract.

Life Insurance
In accordance with the regulations of the Company's insurer and in coordination with the Pension Fund, you are provided with an insurance cover in case of death and permanent disability paid for by the Company.

Office Working Hours
The weekly basic work schedule is 40 hours spread over 5 days, from Monday to Friday, based on a full time occupational rate. You understand and agree that your annual base salary includes all compensation for time worked in excess of the basic work schedule, and that there will be no extra compensation for such work. For further details, please refer to the People & Culture Department.

Relocation Expenses

In case you move to within 30 kilometers of the office location in Lausanne (reference: shortest distance by car), in Switzerland, within one year from the Effective Date, the following shall apply:

(i)the Company will pay you a relocation allowance amounting to CHF 34'014.-- to assist you with expenses related to your relocation from Geneva, Switzerland to Lausanne, Switzerland; and
(ii)    with prior approval of the People & Culture Department, the Company will pay a remover selected by the Company to pack, transport, store, if necessary, and unpack your household goods from Geneva, Switzerland to Lausanne, Switzerland, in accordance with Company Policy. The Relocation Services Department will coordinate this with you.
These amounts will be subject to social security deductions and will be taxable.
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T: +41 (58) 242 00 00, F: +41 (58) 242 01 01

Tax Assistance
The Company will either (i) pay the fees of tax advisers chosen by the Company on the occasions you are required to complete a tax declaration in Switzerland subject to you contributing for CHF 3'500.-- per year (amount to be deducted from your salary) or (ii) pay you an allowance of CHF 1'500.-- per year in lieu of tax assistance. This entitlement may be subject to income tax and/or social security deductions if applicable.
You must indicate your preference within three months from the effective date of the contract. Should no preference be indicated, the Company will automatically opt for the second (ii) option. Should you wish to change it, please send a note at YOURHR@pmi.com within three months from the Effective Date of the contract.

Company Car or Yearly Travel Pass
You will be entitled to a company car in accordance with Company policy.
If you choose not to receive a company car, you may opt for a yearly 1st class travelcard in Switzerland for you and your partner. Alternatively, you may choose to get an annual travel cost reimbursement for the members of your household up to the maximum amount of two 1st class travelcards.

Taxabilitv of Benefits
Certain benefits described in this contract are subject to income tax and social security deductions. Please also take into account that the tax and social security treatment of all benefits may change in the future according to Swiss law or Company policy. Details may be obtained from the People & Culture Department.

Data Protection
The Company will, in the course of its business, process personal data relating to you (for example, personal details, bank account information, or automated records of your use of information systems, or information required for building access control systems).
The Company may also in the course of its business, process personal information relating to other persons whose personal information you provide, such as your relative(s) or partner(s) ("Your Contacts") (for example contact details or information in connection with employee benefits).
You give your consent to the Company to:

(a)    process your personal information for its, and its Affiliates', business purposes. Those purposes include legal, personnel, administrative and management purposes (including, for example: payroll administration; correspondence; IT systems development, operation and maintenance; building access controls; performance review, and talent management);

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T: +41 (58) 242 00 00, F: +41 (58) 242 01 01

Data Protection (cont'd)
(b)    process your sensitive personal data (for example data relating to health), where this is necessary for the administration of the employment relationship, and is permitted by law (for example, to administer health benefits);
(c)    make your personal information available to its Affiliates for them to process for their own benefit, for the same purposes as described above;
(d)    make your personal information available, and to permit the Company's Affiliates also to make your personal information available:
(i)    to third parties who provide products or services to the Company or its Affiliates (such as advisers, payroll administrators, and information services providers) for the same purposes as described above; and
(ii)    to other third parties, where required or permitted by law, including: regulatory authorities; potential or future employers; and governmental or quasi-governmental organisations.
You also confirm that, before providing us with personal information of Your Contacts, you will obtain their consent to the Company processing their data as above.
As a multi-national organisation, PMI transfers personal information globally. You consent to the transfer of your personal information, as outlined above, either within or outside Switzerland and including where the country or territory in question does not maintain data protection standards that are equivalent to those of Switzerland. In all cases, PMI will implement adequate measures for the treatment of the data in accordance with PMI 03-C.
You may request access to the personal information that we hold about you, or request the correction or deletion of your personal information, by contacting your People & Culture Department.

Confidential Information
Consistent with your obligations under Swiss law, you undertake not to disclose any Confidential Information, whether before, during or after your employment by the Company, and upon termination of your employment to return any Confidential Information in tangible or electronic form in your possession. For these purposes "Confidential Information" means any trade secrets and other proprietary information pertaining to the Company or its affiliates, which has not been made available to the general public by an authorized representative of the Company or its affiliates, whether patentable or not, including for example any idea, formula, technique, invention, process, program, business, marketing and sales plans, financial, organizational and sales data, and similar information in line with all Company Records & Information Management (RIM) policies, procedures, and guidelines.
The Company may provide you with information and/or documents with respect to your future position before the Effective Date, and some of them may be of confidential nature. You expressly agree that this section "Confidential information" applies to any confidential information and/or documents you may have access to before the beginning of your employment.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T: +41 (58) 242 00 00, F: +41 (58) 242 01 01

Intellectual Property Rights
You hereby assign to the Company to the fullest extent permitted by law, throughout the world and for the entire term of protection, all copyrights (including all rights in software and databases) and neighboring rights in the works created by you, alone or with others, within and outside your contractual duties, while performing your activity for the Company. If and to the extent that an assignment of any of such rights is not permitted under applicable law, you agree not to assert them and authorize the Company to exercise such rights on your behalf. In particular, the Company shall have the unrestricted right to exercise the author's moral rights in the works, including without limitation the right to alter the works, create derivative works and to determine whether, when, how and under what name the works shall be published.
Concerning the inventions, patents and designs generated by you alone or with others while performing your employment activity for the Company:
a)    If they have been generated within your contractual duties, they belong to the Company , regardless of whether they are protectable or not, and no specific compensation is due to you by the Company;
b)    If they have been generated outside the performance of your contractual duties, they shall also belong to the Company. In this case, if you make such invention/patent/design, you shall promptly inform the Company thereof in writing. If the Company declares that it wishes to acquire such invention/patent/design, you shall be entitled to an appropriate special compensation, which shall be determined by taking into account all circumstances, such as the business value of the invention, patent or design, the contribution of the Company or its auxiliary persons, the utilization of the Company's installations, as well as your expenses and your position within the Company.
All tangible and/or intangible work result (including without limitation all documents, drawings, samples, know-how, trade secrets, concepts and ideas) and any intellectual property rights therein, which are generated by you, alone or with others, within and outside your contractual duties while performing your employment activity for the Company, shall belong to the Company.
Save for the special compensation according to the subsection b) above, you shall not be entitled to any compensation for the rights granted to the Company under this Section "Intellectual Property Rights" in addition to the salary agreed between the parties.
Insofar as a transfer of Intellectual Property Rights would be required, you shall at the Company's first request, co-operate and perform all actions that the Company may deem desirable or .necessary to effectuate or formalize such transfer.
The provisions of this Section "Intellectual Property Rights" shall survive the termination or expiration of the employment relationship.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T: +41 (58) 242 00 00, F: +41 (58) 242 01 01

Company Property
Furthermore upon termination of your employment, you should return to the Company and/or its affiliates all paper and electronic files and documents, tapes, CD's, and copies thereof and other items belonging to the Company and its affiliates, irrespective of their source and origin, including Company corporate cards, telephone cards, keys, access and identification cards, computers, and, if requested, will certify that this has been done to the best of your belief and that you also comply with all Company Records & Information Management (RIM) policies, procedures, and guidelines before your departure.
The settlement of any outstanding expenses due to the Company, including, but not limited to any outstanding balance on the account of the corporate card issued in your name could be set-off with any payable sums.

Duties of the Employee
You shall complete your tasks and promote the affairs of the Company diligently and carefully, and shall safeguard the interests of the Company. You have to exercise your responsibilities, functions, duties and powers in compliance with applicable laws and regulations and with the strategies and guidelines of the Company, and will comply with the codes, principles, practices and procedures that are applicable within the Company, as issued or amended during the employment relationship.

Governing Law, Applicable Policies and Jurisdiction
The validity, construction and performance of this Employment Agreement shall be governed by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland. The Policies and Procedures of the Company, Philip Morris International, as amended or newly issued from time to time, shall also apply.

Miscellaneous
The foregoing represents the basis of your employment with the Company. Please indicate your acceptance thereof by signing and returning one copy of this contract to us by January 31, 2019 the latest. After this date this contract will become null and void.
Should you have any questions, feel free to contact Mr. Constantin Romanov, Director Executive Compensation PMI.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T: +41 (58) 242 00 00, F: +41 (58) 242 01 01

Miscellaneous (cont'd)
Regarding administrative matters, the People & Culture Department will contact you during your first weeks of employment.
We look forward to your joining Philip Morris Products S.A. in Lausanne, and remain,

Yours sincerely,

PHILIP MORRIS PRODUCTS S.A.

/s/ SOPHIE DETRAZ	/s/ DAMIEN HIROUX
Sophie Détraz	Damien Hiroux
Manager People & Culture Operations - Switzerland	Director People & Culture Switzerland

Read and approved:	/s/ STEFANO VOLPETTI	Date: 31/1/2019
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T: +41 (58) 242 00 00, F: +41 (58) 242 01 01